SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: March 10, 2003
               (Date of earliest event reported) February 7, 2003


                        AMERIVISION COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


           OKLAHOMA                      0-27683                73-1378798
(State or other jurisdiction           (Commission             (IRS Employer
      of incorporation)                File Number)          Identification No.)


                        5900 Mosteller Drive, Suite 1800
                          Oklahoma City, Oklahoma 73112
               (Address of principal executive offices) (Zip Code)

                                 (405) 600-3500
              (Registrant's telephone number, including area code)



Information To Be Included in the Report

Item. 9.  Regulation F-D Disclosure.

     FDIC Named Receiver of Coast Business Credit. As previously disclosed in the Company's 3rd Quarter 2002 10-Q, on August 6, 2002, the Company was notified by Coast Business Credit, a Division of Southern Pacific Bank ("Coast"), the Company's primary lender, of its intention not to renew its credit facility following the occurrence of its current maturity date, January 30, 2003. During September 2002, the Company was also notified of an event of default under the Coast credit facility. The event of default resulted from a decrease in the appraised value of the Company's subscriber base, which was larger than allowed by the Coast credit facility. The Company executed two amendments to the existing Coast credit facility, whereby Coast would agree to forbear from taking any further actions against the Company through May 31, 2003. On February 7, 2003, the California Division of Financial Institutions closed Southern Pacific Bank, the parent company of Coast, and the Federal Deposit Insurance Corporation ("FDIC") was named receiver. Pursuant to the amendments, the Company is required to reduce the maximum borrowing under the Coast credit facility to
$14.075 million at May 30, 2003, as well as pay certain fees, not make any payments to subordinated note holders, and follow a determined plan for expenditures, among other requirements. The Company believes it has and will continue to meet the requirements set forth in the amendments.

     As of December 31, 2002, the Company was in violation of its debt service coverage ratio. The Company received a waiver of this violation from the FDIC subsequent to the receivership of Southern Pacific Bank.

     The Company is currently considering available financing options. If the Company is not successful in obtaining alternative financing, there could be a material adverse effect on the Company's ability to continue operations at its current levels or to meet its obligations as they come due.

     Negotiation of Merger with PowerNet Global Communications, Inc. On February 28, 2003, the Company's Board of Directors authorized management of the Company to finalize the terms of a merger agreement with PowerNet Global Holdings, Inc., a Delaware corporation ("Holdings"), a company that will be created as the parent of PowerNet Global Communications, Inc., an Ohio corporation ("PNG"). Pursuant to the merger, the Company would be merged into a subsidiary of Holdings. The transaction is subject to the negotiation of final terms of the merger agreement and the approval by the shareholders of both companies, as well as FCC regulatory approval and other customary closing conditions. Both Amerivision and PNG intend to hold special shareholders' meetings as soon as practicable following completion of negotiations and any necessary regulatory review.

     About PNG. PNG offers simple, flat rate interstate long distance plans coupled with excellent customer service. PNG uses leading edge technologies to make more efficient use of bandwidth offer a growing spectrum of communications solutions to both businesses and consumers, and deliver reliable telecommunications services with a full range of support and specialized capabilities.

                                INVESTOR NOTICES

     This press release includes "forward-looking statements" as defined in The Private Securities Litigation Reform Act of 1995. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this report that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes completion of the proposed transaction, financing matters and other matters. These statements are based on certain assumptions made by the company based on its experience and perception of current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.

     AmeriVision and Holdings will file a proxy statement/prospectus and other documents regarding the proposed merger described above with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about AmeriVision and Holdings and the proposed transaction. A definitive proxy statement/prospectus will be sent to security holders of AmeriVision seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by AmeriVision and Holdings with the SEC at the SEC's web site at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of cost by directing a request to AmeriVision Communications, Inc., 5900 Mosteller Drive, Suite 1800, Oklahoma City, Oklahoma 73112, Attention: Investor Relations, telephone: (405) 600-3822, or to PowerNet Global Communications,
Inc., 100 Commercial Drive, Fairfield, Ohio 45014, Attention: Investor Relations, telephone: (513) 645- 4764.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AMERIVISION COMMUNICATIONS, INC.


                              By DAVID CLARK
                                 David Clark, Chairman of the Board of Directors


March 10, 2003